EXHIBIT 99.1

CONTACT:
Cheryl D. Hodges
(859) 392-3331

OMNICARE REPORTS SECOND QUARTER RESULTS

- Quarterly Revenues and Adjusted Diluted EPS Exceed Expectations -
- Quarterly Operating Cash Flow Continues Strong -
- Revised Earnings Guidance Reflects Favorable Performance -

COVINGTON, Ky., July 31, 2008 – Omnicare, Inc. (NYSE:OCR), one of the nation's leading providers of pharmaceutical care for the elderly, today reported financial results for its second quarter ended June 30, 2008.

Financial results for the quarter ended June 30, 2008, as compared with the same prior-year period, including restructuring and related charges and other special items described below, were as follows:

  Earnings per diluted share were 31 cents versus 41 cents
  Net income was $36.8 million as compared with $49.2 million
  Sales were $1,550.2 million as compared with $1,549.2 million

Results for both the second quarter of 2008 and 2007 include special items (which are described below) of $28.5 million pretax and $20.2 million pretax, respectively. Adjusting for these special items, results for the quarter ended June 30, 2008 and 2007, respectively, were as follows:

  Adjusted earnings per diluted share were 46 cents versus 51 cents
  Adjusted net income was $54.6 million as compared with $61.6 million
  Sales were $1,550.2 million as compared with $1,549.2 million

The Company noted that its results continue to be impacted by the unilateral reduction in April 2006 by UnitedHealth Group, Inc. and its Affiliates (“United”) in the reimbursement rates paid by United to Omnicare by switching to its PacifiCare pharmacy network contract for services rendered by Omnicare to beneficiaries of United’s drug benefit plans under the Medicare Part D program. The differential in reimbursement rates that resulted from United’s action, as compared with

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

reimbursement rates under the originally negotiated contract, reduced sales and operating profit in the second quarter of 2008 by approximately $24 million pretax (approximately $15 million aftertax), by approximately $47 million pretax (approximately $29 million aftertax) for the six months ended June 30, 2008, and cumulatively since April 2006, by approximately $246 million pretax (approximately $153 million aftertax). This matter is currently the subject of litigation initiated by Omnicare and is before the federal court in the Northern District of Illinois with a trial scheduled for October 2008.

The second quarter 2008 results were also impacted by a lower tax rate owing largely to the favorable effect of certain state tax benefits, including primarily a change in filing methodology for a state taxing jurisdiction. The net effect of these matters was an increase in aftertax income of approximately $1.8 million, or approximately 1.5 cents per diluted share.

The Company also noted that it completed its previously announced stock repurchase program during the second quarter of 2008. In connection with this program, Omnicare repurchased approximately 4.1 million shares at a purchase price of approximately $100 million in May 2008.

Commenting on the results for the quarter, Joel F. Gemunder, Omnicare’s president and chief executive officer, said, “Driven by the continued stabilization and sequential improvements in the performance of our pharmacy services business and the growth in our contract research businesses, we are pleased to report revenues and adjusted diluted earnings per share that exceeded expectations for the quarter. Our strong cash flow provided the resources to fund attractive acquisition opportunities during the quarter as well as successfully complete our share repurchase program. Our performance, we believe, reflects the progress we are making in the execution of strategies to restore growth, increase profitability and enhance shareholder value.”

Financial Position

Cash flow from operations for the quarter ended June 30, 2008 was $86.3 million versus $61.1 million in the comparable prior-year quarter.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of 2008, including the special items discussed below, was $120.5 million versus $149.5 million in the second quarter of 2007. Excluding the special items, adjusted EBITDA in the 2008 quarter was $149.1 million versus $169.6 million in the 2007 quarter.

At June 30, 2008, Omnicare had $223.7 million in cash on its balance sheet. Its total debt to total capital at June 30, 2008 was 45.9%, down approximately 100 basis points from June 30, 2007. Net debt to total capital at June 30, 2008 was 43.9%, down approximately 150 basis points from June 30, 2007.

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under Generally Accepted Accounting Principles (“GAAP”) to exclude the impact of the special items described elsewhere herein. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company’s Web site at www.omnicare.com.

Pharmacy Services Business

Omnicare's pharmacy services business generated revenues of $1,496.5 million for the second quarter of 2008, as compared with the $1,498.9 million reported in the second quarter of 2007. Adjusted operating profit in this business was $144.5 million in the 2008 second quarter as compared with the $163.2 million earned in the same 2007 quarter.

At June 30, 2008, Omnicare served long-term care facilities as well as chronic care and other settings comprising approximately 1,438,000 beds, including approximately 70,000 patients served by the patient assistance programs of its specialty pharmacy services business. At March 31, 2008, the comparable number was 1,446,000 beds (including 69,000 specialty pharmacy services patients). The comparable number at June 30, 2007 was 1,449,000 (including 60,000 specialty pharmacy services patients). The Company also noted that the number of beds served at June 30, 2008 reflects approximately 7,900 beds that the Company had voluntarily foregone owing to pricing or payment issues and facility closures or sales.

On a sequential basis, revenues in the pharmacy services business were modestly lower owing largely to the increased availability and use of generic drugs, seasonally lower acuity and reductions in utilization and/or reimbursement for certain drugs, and a lower net number of beds served. These factors were largely offset by drug price inflation, increased use of certain higher acuity drugs and biologic agents and growth in the specialty pharmacy services and hospice pharmacy businesses. Adjusted operating profit for the second quarter was higher sequentially due largely to the increased availability and use of generic drugs, drug price inflation, lower bad debt expense and improved performance in the specialty pharmacy services and hospice pharmacy businesses.

Omnicare’s pharmacy services sales for the second quarter of 2008 were essentially even with the comparable prior-year period owing to the impact of the increased availability and use of generic drugs, utilization and/or reimbursement reductions for certain drugs, a lower net number of beds served along with a shift in mix toward assisted living which typically has lower penetration rates, competitive pricing issues and lower revenues reported from copays and rejected claims as well as from certain matters in litigation. Largely offsetting these factors were drug price inflation, increased use of certain higher acuity drugs and biologic agents and growth in the specialty pharmacy services business. Adjusted operating profit for the second quarter of 2008 versus the same period of 2007 was impacted largely by certain of the aforementioned factors reducing sales, offset in part by higher generic drug utilization, drug price inflation, lower bad debt expense and improved performance in the specialty pharmacy services business.

The Company noted that progress continues in the Omnicare Full Potential Plan as the Company implements the hub-and-spoke configuration for its institutional pharmacy operations. When completed, this major initiative is expected to reduce costs, increase efficiency and enhance customer growth.

It should also be noted that the results for the quarter do not include the acquisition of Advanced Care Scripts, Inc. which was completed in July 2008. Advanced Care Scripts, based in Orlando, Florida, is a specialty pharmacy services company currently focused on disease states within oncology and neurology that, based on the quarter ended June 30, 2008, is generating revenues at an annualized rate of approximately $237 million.

CRO Business

The Company's CRO business, including Omnicare Clinical Research and Clinimetrics Research Associates, generated revenues of $53.6 million on a GAAP basis for the second quarter of 2008 as compared with the $50.2 million in revenues generated in the same prior-year quarter. Included in the 2008 and 2007 periods were reimbursable out-of-pocket expenses totaling $8.8 million and $8.2 million, respectively. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $44.8 million for the 2008 second quarter as compared with $42.1 million for the same prior-year period. Adjusted operating profit for the 2008 second quarter totaled $4.4 million versus $3.2 million in the same prior-year period. Backlog at June 30, 2008 was $337.4 million as compared with $315.5 million at June 30, 2007.

Six Months Results

Financial results for the six months ended June 30, 2008, as compared with the same prior-year period, including restructuring and related charges and other special items described below were as follows:

  Earnings per diluted share were $0.56 versus $0.76
  Net income was $66.7 million as compared with $92.2 million
  Sales were $3,109.1 million as compared with $3,126.2 million

Results for both the first half of 2008 and 2007 include special items (which are described later herein) of $58.5 million pretax and $42.0 million pretax, respectively. Adjusting for these special items, results for the six months ended June 30, 2008, as compared with the same prior-year period, were as follows:

  Adjusted earnings per diluted share were $0.86 versus $0.97
  Adjusted net income was $102.6 million as compared with $118.1 million
  Adjusted sales were $3,109.1 million as compared with $3,126.2 million

EBITDA for the first six months of 2008, including special items, was $234.3 million versus $287.9 million in the comparable prior-year period. Excluding the special items, adjusted EBITDA in the first half of 2008 was $292.8 million as compared with $329.9 million in the first half of 2007.

Cash flow from operations for the first half of 2008 totaled $228.6 million. Cash flow from operations over the same period in 2007 was $235.9 million.

Special Items

As noted above, the results for the second quarter of 2008 include certain special items totaling $28.5 million pretax ($17.8 million aftertax, or approximately 15 cents per diluted share). Operating income for the second quarter of 2008 includes a pretax charge of $10.8 million for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan. The second quarter of 2008 results also include special litigation charges of $16.0 million pretax associated with litigation and other related professional fees in connection primarily with the Company’s lawsuit against United and certain large customer disputes, as well as previously disclosed government inquiries, and a pretax charge of $1.7 million relating to incremental costs associated with the closure of the Company’s Heartland repackaging operations.

As noted above, the results for the second quarter of 2007 include certain special items totaling $20.2 million pretax ($12.4 million aftertax, or approximately 10 cents per diluted share). Operating income for the second quarter of 2007 includes a net pretax charge of $6.3 million for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan. The second quarter of 2007 results also include special litigation charges of $9.0 million pretax associated with litigation-related professional fees in connection with separately disclosed government inquiries and litigation, as well as the Company’s lawsuit against United, and $4.9 million pretax in incremental costs associated with the closure of the Company’s Heartland repackaging operations.

The first half of 2008 includes special items totaling $58.5 million pretax ($35.9 million aftertax, or approximately 30 cents per diluted share), including $17.2 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, $37.7 million pretax associated with the above-mentioned litigation and related professional fees, and $3.6 million pretax in incremental costs relating to the closure of the Company’s Heartland repackaging operations.

The first half of 2007 includes special items totaling $42.0 million pretax ($25.9 million aftertax, or approximately 21 cents per diluted share), including $15.4 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, $15.9 million pretax associated with litigation-related professional fees, and $10.7 million pretax relating to the incremental costs associated with the closure of the Heartland repackaging operations.

Outlook

Commenting on the outlook for Omnicare, Gemunder said, “We are encouraged that executing on our short and long-term initiatives is producing stabilization and improvement in our business against the backdrop of the dynamic operating environment we have faced over the past 30 months largely brought about by the evolution of Medicare Part D and the burgeoning trend toward generic drugs. Given that we have performed favorably relative to expectations in the first and second quarters of this year, along with the positive trend in earnings that we see for the second half of the year, we now believe Omnicare’s full-year cash flow from operations will be in the range of $400 million to $450 million, and diluted earnings per share, as adjusted for special items, will be in the range of $1.85 to $1.95 for 2008.

“Longer term, we believe the fundamentals underpinning our business remain sound and that demand for pharmacy services for the senior population should continue to grow over time. We believe that our franchise and scale position us uniquely within our industry to benefit from demographics and the importance of pharmaceutical care to the treatment of the chronic diseases of aging. Moreover, we also see significant opportunity for Omnicare in increasing access to drug therapy for the broader population through our specialty pharmacy services and CRO businesses.”

Webcast Today

Omnicare will hold a conference call to discuss second-quarter results today, Thursday, July 31, at 11:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls," and will be accessible by telephone at the following numbers:

Calling from the United States or Canada: 888-634-8522
Calling from other countries: 706-634-6522
Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities, chronic care and other settings comprising more than 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and product support services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology and medical device industries in 30 countries worldwide. For more information, visit the company's Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended				Six months ended
	June 30,				June 30,
	2008		2007		2008		2007

Net sales	$1,550,152	(a)(b)	$1,549,157	(a)(b)	$3,109,131	(a)(b)	$3,126,222	(a)(b)
Cost of sales	1,166,461	(a)	1,150,109	(a)	2,344,224	(a)	2,341,102	(a)
Heartland matters	1,560	(c)	4,015	(c)	3,134	(d)	8,311	(d)
Gross profit	382,131	(b)(c)	395,033	(b)(c)	761,773	(b)(d)	776,809	(b)(d)
Selling, general and administrative expenses	237,019		228,008		473,616		453,617
Provision for doubtful accounts	25,767		29,899		56,159		58,803
Restructuring and other related charges	10,784	(c)	6,250	(c)	17,232	(d)	15,424	(d)
Litigation and other related professional fees	16,022	(c)	9,010	(c)	37,664	(d)	15,917	(d)
Heartland matters	180	(c)	896	(c)	499	(d)	2,392	(d)
Operating income	92,359	(b)(c)	120,970	(b)(c)	176,603	(b)(d)	230,656	(b)(d)
Investment income	1,959		2,102		4,570		4,023
Interest expense	(35,940)		(41,718)		(72,996)		(83,766)
Income before income taxes	58,378		81,354		108,177		150,913
Income tax expense	21,573		32,113		41,428		58,685
Net income	$36,805	(b)(c)	$49,241	(b)(c)	$66,749	(b)(d)	$92,228	(b)(d)

Earnings per share:(j)
Basic	$0.31		$0.41		$0.56		$0.77
Diluted	$0.31	(b)(c)	$0.41	(b)(c)	$0.56	(b)(d)	$0.76	(b)(d)

Weighted average number of common
shares outstanding:
Basic	117,901		119,389		118,874		119,233
Diluted	118,672		121,371		119,606		121,375

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Items
(000s)
Unaudited

					Corporate
	Pharmacy		CRO		and		Consolidated
	Services		Services		Consolidating		Totals
Three months ended June 30, 2008:

Adjusted net sales	$1,496,521	(b)	$44,816	(f)	$-		$1,541,337	(b)(f)

Adjusted operating income (expense)	$144,500	(g)	$4,400	(g)	$(27,995)	(g)	$120,905	(g)
Depreciation and amortization	20,692		450		7,006		28,148
Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA") (h)	$165,192	(g)	$4,850	(g)	$(20,989)	(g)	$149,053	(g)

Three months ended June 30, 2007:

Adjusted net sales	$1,498,918	(b)	$42,082	(f)	$-		$1,541,000	(b)(f)

Adjusted operating income (expense)	$163,199	(g)	$3,156	(g)	$(25,214)	(g)	$141,141	(g)
Depreciation and amortization	21,269		477		6,740		28,486

Adjusted EBITDA (h)	$184,468	(g)	$3,633	(g)	$(18,474)	(g)	$169,627	(g)

Six months ended June 30, 2008:

Adjusted net sales	$3,006,327	(b)	$86,623	(f)	$-		$3,092,950	(b)(f)

Adjusted operating income (expense)	$282,366	(g)	$7,842	(g)	$(55,076)	(g)	$235,132	(g)
Depreciation and amortization	40,931		889		15,843		57,663

Adjusted EBITDA (h)	$323,297	(g)	$8,731	(g)	$(39,233)	(g)	$292,795	(g)

Six months ended June 30, 2007:

Adjusted net sales	$3,028,561	(b)	$82,216	(f)	$-		$3,110,777	(b)(f)

Adjusted operating income (expense)	$316,240	(g)	$5,704	(g)	$(49,244)	(g)	$272,700	(g)
Depreciation and amortization	42,880		954		13,374		57,208

Adjusted EBITDA (h)	$359,120	(g)	$6,658	(g)	$(35,870)	(g)	$329,908	(g)

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$208,730	$274,448
Restricted cash	15,019	3,155
Accounts receivable, net	1,348,042	1,376,288
Unbilled receivables, CRO	28,509	24,855
Inventories	400,084	448,183
Deferred income tax benefits	129,507	126,239
Other current assets	204,101	202,982
Total current assets	2,333,992	2,456,150
Properties and equipment, net	203,665	199,449
Goodwill	4,377,813	4,342,169
Identifiable intangible assets, net	313,678	323,637
Other noncurrent assets	253,032	272,374
Total noncurrent assets	5,148,188	5,137,629
Total assets	$7,482,180	$7,593,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$329,355	$371,020
Accrued employee compensation	36,722	32,696
Deferred revenue, CRO	22,780	22,068
Current debt	2,819	3,192
Other current liabilities	195,102	223,184
Total current liabilities	586,778	652,160
Long-term debt, notes and convertible debentures	2,766,063	2,820,751
Deferred income tax liabilities	498,910	449,789
Other noncurrent liabilities	361,126	379,376
Total noncurrent liabilities	3,626,099	3,649,916
Total liabilities	4,212,877	4,302,076
Stockholders' equity (k)	3,269,303	3,291,703
Total liabilities and stockholders' equity	$7,482,180	$7,593,779

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000s)
Unaudited

	Three months ended	Six months ended
	June 30, 2008	June 30, 2008
Cash flows from operating activities:
Net income	$36,805	$66,749
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation	13,125	26,058
Amortization	15,023	31,605
Provision for doubtful accounts	25,767	56,159
Deferred tax provision	20,092	44,069
Changes in assets and liabilities, net of effects
from acquisition of businesses	(24,464)	3,972
Net cash flows from operating activities	86,348	228,612

Cash flows from investing activities:
Acquisition of businesses, net of cash received	(55,005)	(90,988)
Capital expenditures	(16,029)	(28,468)
Transfer of cash to trusts for employee health and
severance costs, net of payments out of the trust	(47)	(11,589)
Other	26	(6)
Net cash flows used by investing activities	(71,055)	(131,051)

Cash flows from financing activities:
Proceeds from line of credit facilities, term A loan and long-term
borrowings and obligations	10,000	59,000
Payments on line of credit facilities, term A loan and long-term
borrowings and obligations	(10,643)	(110,606)
Change in cash overdraft balance	(2,749)	(3,606)
Payments for Omnicare common stock repurchases (k)	(100,165)	(100,165)
Payments for stock awards and exercise of stock
options, net of stock tendered in payment	(219)	(3,803)
Excess tax benefits from stock-based compensation	-	82
Dividends paid	(2,666)	(5,412)
Net cash flows used by financing activities	(106,442)	(164,510)

Effect of exchange rate changes on cash	(1,381)	1,231

Net decrease in cash and cash equivalents	(92,530)	(65,718)
Cash and cash equivalents at beginning
of period	301,260	274,448
Cash and cash equivalents at
end of period	$208,730	$208,730

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s, except per share amounts)
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Adjusted net sales:
Net sales (a)(b)	$1,550,152	$1,549,157	$3,109,131	$3,126,222
Reimbursable out-of-pockets (a)	(8,815)	(8,157)	(16,181)	(15,445)
Adjusted net sales, excluding EITF No. 01-14 (b)(f)	$1,541,337	$1,541,000	$3,092,950	$3,110,777

Adjusted operating income (earnings
before interest and income taxes, "EBIT"):
EBIT	$92,359	$120,970	$176,603	$230,656
Special items (g)	28,546	20,171	58,529	42,044
Adjusted EBIT (g)	$120,905	$141,141	$235,132	$272,700

Adjusted income before income taxes:
Income before income taxes	$58,378	$81,354	$108,177	$150,913
Special items (g)	28,546	20,171	58,529	42,044
Adjusted income before income taxes (g)	$86,924	$101,525	$166,706	$192,957

Adjusted net income:
Net income	$36,805	$49,241	$66,749	$92,228
Special items, net of taxes (g)	17,838	12,385	35,867	25,903
Adjusted net income (g)	$54,643	$61,626	$102,616	$118,131

Adjusted earnings per share:(j)
Basic earnings per share	$0.31	$0.41	$0.56	$0.77
Special items, net of taxes (g)	0.15	0.10	0.30	0.22
Adjusted basic earnings per share (g)	$0.46	$0.52	$0.86	$0.99
Diluted earnings per share	$0.31	$0.41	$0.56	$0.76
Special items, net of taxes (g)	0.15	0.10	0.30	0.21
Adjusted diluted earnings per share (g)	$0.46	$0.51	$0.86	$0.97

Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA"): (h)
EBIT	$92,359	$120,970	$176,603	$230,656
Depreciation and amortization	28,148	28,486	57,663	57,208
EBITDA (h)	120,507	149,456	234,266	287,864
Special items (g)	28,546	20,171	58,529	42,044
Adjusted EBITDA (g)(h)	$149,053	$169,627	$292,795	$329,908

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

EBITDA to net cash flows from operating activities:
EBITDA (h)	$120,507	$149,456	$234,266	$287,864
(Subtract)/Add:
Interest expense, net of investment income	(33,981)	(39,616)	(68,426)	(79,743)
Income tax provision	(21,573)	(32,113)	(41,428)	(58,685)
Changes in assets and liabilities, net of effects from
acquisition of businesses	(24,464)	(68,655)	3,972	(7,736)
Provision for doubtful accounts	25,767	29,899	56,159	58,803
Deferred tax provision	20,092	22,167	44,069	35,424
Net cash flows from operating activities	$86,348	$61,138	$228,612	$235,927

Free cash flow: (i)
Net cash flows from operating activities	$86,348	$61,138	$228,612	$235,927
Capital expenditures	(16,029)	(10,644)	(28,468)	(18,925)
Dividends	(2,666)	(2,743)	(5,412)	(5,482)
Free cash flow (i)	$67,653	$47,751	$194,732	$211,520

Segment Reconciliations - Pharmacy Services:
Adjusted EBIT - Pharmacy Services:
EBIT	$117,516	$144,274	$226,751	$279,864
Special items (g)	26,984	18,925	55,615	36,376
Adjusted EBIT - Pharmacy Services (g)	$144,500	$163,199	$282,366	$316,240
Adjusted EBITDA - Pharmacy Services: (h)
EBITDA (h)	$138,208	$165,543	$267,682	$322,744
Special items (g)	26,984	18,925	55,615	36,376
Adjusted EBITDA - Pharmacy Services (g)(h)	$165,192	$184,468	$323,297	$359,120

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Segment Reconciliations - Corporate and Consolidating:
Adjusted EBIT - Corporate and Consolidating:
EBIT	$(28,957)	$(26,208)	$(56,616)	$(52,842)
Special items (g)	962	994	1,540	3,598
Adjusted EBIT - Corporate and Consolidating (g)	$(27,995)	$(25,214)	$(55,076)	$(49,244)

Adjusted EBITDA - Corporate and Consolidating: (h)
EBITDA (h)	$(21,951)	$(19,468)	$(40,773)	$(39,468)
Special items (g)	962	994	1,540	3,598
Adjusted EBITDA - Corporate and Consolidating (g)(h)	$(20,989)	$(18,474)	$(39,233)	$(35,870)

Segment Reconciliations - CRO Services:
Adjusted net sales - CRO Services:
Net sales (a)	$53,631	$50,239	$102,804	$97,661
Reimbursable out-of-pockets (a)	(8,815)	(8,157)	(16,181)	(15,445)
Adjusted net sales - CRO Services (f)	$44,816	$42,082	$86,623	$82,216
Adjusted EBIT - CRO Services:
EBIT	$3,800	$2,904	$6,468	$3,634
Special items (g)	600	252	1,374	2,070
Adjusted EBIT - CRO Services (g)	$4,400	$3,156	$7,842	$5,704
Adjusted EBITDA - CRO Services: (h)
EBITDA (h)	$4,250	$3,381	$7,357	$4,588
Special items (g)	600	252	1,374	2,070
Adjusted EBITDA - CRO Services (g)(h)	$4,850	$3,633	$8,731	$6,658

DEFINITIONS:

     GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").

     Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(a)	In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), Omnicare, Inc. (“Omnicare” or the “Company”) has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as net sales and cost of sales. The respective amounts are disclosed at the “Segment Reconciliations – CRO Services” section of the Financial Information. EITF No. 01-14 relates solely to the Company’s contract research services business.

(b)	The Company continues to be impacted by the unilateral reduction in April 2006 by UnitedHealth Group and its Affiliates (“United”) in the reimbursement rates paid by United to Omnicare by switching to its PacifiCare pharmacy network contract for services rendered by Omnicare to beneficiaries of United’s drug benefit plans under the Medicare Part D program. The differential in reimbursement rates that resulted from United’s action, as compared with reimbursement rates under the originally negotiated contract, reduced sales and operating profit for the three and six months ended June 30, 2008 by approximately $24 million and $47 million (approximately $15 million and $29 million after taxes, or approximately $0.12 and $0.24 per diluted share), respectively, and cumulatively since April 2006 by approximately $246 million (approximately $153 million after taxes or approximately $1.26 per diluted share). This matter is currently the subject of litigation initiated by Omnicare and is before the federal court in the Northern District of Illinois.

(c)	The three months ended June 30, 2008 and 2007 include the following special items:

(i) For the three months ended June 30, 2008 and 2007, operating income includes restructuring and other related charges of $10,784 and $6,250 before taxes ($6,682 and $3,838 after taxes, or $0.06 and $0.03 per diluted share), respectively. Approximately $10,784 and $7,829 of the pretax charge for the three months ended June 30, 2008 and 2007 ($6,682 and $4,807 after taxes, or $0.06 and $0.04 per diluted share), respectively, relates to the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re- engineer the pharmacy operating model to increase efficiency and enhance customer growth. Approximately $(1,579) of the pretax charge for the three months ended June 30, 2007 ($(970) after taxes, or $(0.01) per diluted share) relates to the Company’s previously disclosed consolidation and productivity initiative related, in part, to the integration of the NeighborCare, Inc. (“NeighborCare”) acquisition and other related activities (“2005 Program”).

(ii) The three months ended June 30, 2008 and 2007 also include special litigation and other related professional fees of $16,022 and $9,010 before taxes ($10,067 and $5,532 after taxes, or $0.08 and $0.05 per diluted share), respectively. The $16,022 pretax charge for the three months ended June 30, 2008 relates primarily to litigation-related professional expenses in connection with the Company’s lawsuit against United, certain other large customer disputes, the investigation by

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the investigation by the federal government, and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party. The $9,010 pretax charge for the three months ended June 30, 2007 relates primarily to litigation-related professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party.

(iii)	For the three months ended June 30, 2008, operating income includes a special charge of $1,740 before taxes ($1,560 and $180 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($1,089 after taxes, or $0.01 per diluted share) for costs associated with the previously disclosed Heartland Repack Services quality control, product recall and fire issues (“Heartland Matters”). For the three months ended June 30, 2007, operating income includes a special charge of $4,911 before taxes ($4,015 and $896 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($3,015 after taxes, or $0.02 per diluted share) for costs associated with the Heartland Matters.

(d)	The six months ended June 30, 2008 and 2007 include the following special items:

	(i)	For the six months ended June 30, 2008 and 2007, operating income includes restructuring and other related charges of $17,232 and $15,424 before taxes ($10,560 and $9,508 after taxes, or $0.09 and $0.08 per diluted share), respectively. Approximately $17,232 and $17,003 of the pretax charge for the six months ended June 30, 2008 and 2007 ($10,560 and $10,477 after taxes, or $0.09 and $0.09 per diluted share), respectively, relates to the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re- engineer the pharmacy operating model to increase efficiency and enhance customer growth. Approximately $(1,579) of the pretax charge for the six months ended June 30, 2007 ($(970) after taxes, or $(0.01) per diluted share) relates to the 2005 Program.

	(ii)	The six months ended June 30, 2008 and 2007 also include special litigation and other related professional fees of $37,664 and $15,917 before taxes ($23,080 and $9,801 after taxes, or $0.19 and $0.08 per diluted share), respectively. The $37,664 pretax charge for the six months ended June 30, 2008 relates primarily to litigation-related professional expenses in connection with the Company’s lawsuit against United, certain other large customer disputes, the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

and derivative actions, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party. The $15,917 pretax charge for the six months ended June 30, 2007 relates primarily to litigation-related professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party.

(iii) For the six months ended June 30, 2008, operating income includes a special charge of $3,633 before taxes ($3,134 and $499 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($2,227 after taxes, or $0.02 per diluted share) for costs associated with the Heartland Matters. For the six months ended June 30, 2007, operating income includes a special charge of $10,703 before taxes ($8,311 and $2,392 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($6,594 after taxes, or $0.05 per diluted share) for costs associated with the Heartland Matters.

(e)	Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted non-GAAP financial results information is useful to investors by providing added insight into the Company's performance through focusing on the results generated by the Company's ongoing core operations, which is also the primary purpose that Omnicare management uses the adjusted non-GAAP financial results. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(f)	The noted presentation excludes amounts that Omnicare is required to record in its income statement pursuant to EITF No. 01-14, as previously discussed in footnote (a) above.

(g)	The noted presentation for the three and six months ended June 30, 2008 and 2007 excludes the special items discussed in footnotes (c) and (d) above. Management believes these special items are not related to Omnicare’s ordinary course of business, as previously discussed in footnote (e) above.

(h)	EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others. Certain reclassifications of prior-year depreciation and amortization amounts have been made to conform with the current-year presentation.

(i)	Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.

(j)	EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

(k)	On March 27, 2008, the Company announced that its Board of Directors authorized a new program to repurchase, from time to time, shares of Omnicare's outstanding common stock having an aggregate value of up to $100 million, depending on market conditions and other factors. In the three months ended June 30, 2008, the Company repurchased approximately 4.1 million shares at a cost of approximately $100 million. Accordingly, as of June 30, 2008, the Company had utilized the full amount of share repurchase authority and successfully completed the program. These repurchases were made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18 and other applicable legal requirements. On June 30, 2008, Omnicare had approximately 118.2 million shares of common stock outstanding.